NEWS RELEASE

The Hartford Reports Fourth Quarter 2012 Financial Results; Announces 2013 Outlook And Capital Management Plan

•	Fourth quarter 2012 core earnings* of $265 million, or $0.54 per diluted share, including $218 million of catastrophe losses, after tax

•	Fourth quarter 2012 net loss of $46 million, or $0.13 per diluted share

•	Property & Casualty Standard Commercial renewal written price increases averaged 9% in the fourth quarter of 2012 and 8% for full year 2012

•	Fourth quarter 2012 Property & Casualty combined ratio, excluding catastrophes and prior year development*, was 95.4 compared with 98.2 in the fourth quarter 2011

•	Closed sales of Woodbury Financial and U.S. Annuity new business capabilities in 2012; closed sales of Retirement Plans and Individual Life in early January 2013

•	2013 core earnings outlook of $1.375 billion to $1.475 billion

•	Capital management plan to repurchase $500 million of common stock and to reduce debt by $1.0 billion

HARTFORD, Conn., Feb. 4, 2013 – The Hartford (NYSE:HIG) reported a net loss of $46 million, or $0.13 per diluted share, for the three months ended Dec. 31, 2012 (fourth quarter 2012) compared with net income of $118 million, or $0.23 per diluted share, for the quarter ended Dec. 31, 2011 (fourth quarter 2011). The decline in net income compared to the prior year quarter was due to higher catastrophe losses, largely from Storm Sandy, restructuring and other costs, hedging losses on runoff annuity blocks, and increased net realized capital losses due to the sales of the Retirement Plans and Individual Life businesses.

Fourth quarter 2012 core earnings** declined to $265 million, or $0.54 per diluted share, from $301 million, or $0.61 per diluted share, in the fourth quarter of 2011. The decrease in fourth quarter 2012 results was due to higher catastrophe losses as a result of Storm Sandy in the company's Property & Casualty (P&C) operations which were offset by improved results in Group Benefits, Corporate and Talcott Resolution, which is comprised of the company's legacy Wealth Management runoff businesses, as well as the Individual Life and Retirement Plans businesses that were sold in January, 2013.

The company also announced that it has reviewed with the Connecticut Insurance Department its capital management plans and that it has received approval from the Department for a $1.2 billion extraordinary dividend from its Connecticut domiciled life insurance companies. In addition, it expects to dissolve the company's Vermont life reinsurance captive and return approximately $300 million of surplus to the holding company. These actions are expected to be completed by the end of the first quarter of 2013.
*Denotes financial measures not calculated based on generally accepted accounting principles (“non-GAAP").

**The company changed the calculation of core earnings in the fourth quarter of 2012. Please see the Discussion of Non-GAAP Financial Measures section below for the current definition of core earnings and reconciliations to net income.
The company also announced that it expects to reduce debt by approximately $1 billion, including the repayment of the 2013 and 2014 debt maturities totaling $520 million. In addition, The Hartford's Board of Directors has authorized a $500 million share repurchase program, expiring at Dec. 31, 2014.
“The Hartford had a strong finish to 2012 and the fourth quarter concluded a year of strategic accomplishments for the company,” said The Hartford's Chairman, President and Chief Executive Officer Liam E. McGee. “Following the successful close of the sales of the life businesses, we enter 2013 with a sharper focus on the P&C, Group Benefits and Mutual Funds businesses. We are also very pleased to share our capital management plans, which will be accretive to shareholders and effectively balance a number of critical goals for The Hartford, including paying down debt, returning capital to shareholders and further strengthening our financial flexibility to take actions to reduce risk in the legacy annuity liabilities.”
“In the fourth quarter, pricing continued to improve across our P&C and Group Benefits businesses, with P&C Standard Commercial renewal written price increases of 9%. Group Benefits core earnings were up significantly in the fourth quarter. Consumer Markets achieved a combined ratio improvement of 2.4 points, excluding catastrophes and prior year development. I also want to express my appreciation for the professionalism and dedication demonstrated by my Hartford colleagues in response to Storm Sandy,” added McGee.
The company also reported net income for the year ended Dec. 31, 2012 of $350 million, or $0.66 per diluted share, compared with 2011 net income of $712 million, or $1.40 per diluted share. The decline in net income was largely due to the second quarter $587 million loss on extinguishment of debt incurred as a result of the debt refinancing and increases in 2012 for net realized capital losses due to hedging of the company's runoff annuity blocks and for restructuring and other costs associated with the sales of the Retirement Plans, Individual Life and other businesses.

2012 core earnings totaled $1.4 billion, or $2.88 per diluted share, compared with $1.1 billion, or $2.24 per diluted share, in 2011. The increase in 2012 core earnings was principally due to a significant reduction in unfavorable prior year loss and loss adjustment expense reserve development (prior year development or PYD) in the company's P&C operations compared with 2011.

CONSOLIDATED FINANCIAL RESULTS

($ in millions except per share data)	Three Months Ended			For The Years Ended
	December 31, 2012	December 31, 2011	Change[3]	Dec. 31 2012	Dec. 31 2011	Change
Net income (loss)	($46)	$118	NM	$350	$712	(51)%
Net income (loss) available to common shareholders per diluted share	$(0.13)	$0.23	NM	$0.66	$1.40	(53)%
Core earnings (losses):
Property & Casualty	$54	$130	(58)%	$714	$279	156%
Group Benefits	39	17	129%	101	86	17%
Mutual Funds	16	20	(20)%	74	98	(24)%
Talcott Resolution	211	197	7%	827	952	(13)%
Corporate	(55)	(63)	13%	(313)	(299)	(5)%
Core earnings	$265	$301	(12)%	$1,403	$1,116	26%
Weighted average diluted common shares outstanding	488.9	489.6	—%	486.8	498.7	(2)%
Core earnings available to common shareholders per diluted share[2]	$0.54	$0.61	(11)%	$2.88	$2.24	29%
Book value per diluted share	$46.59	$44.31	5%
Book value per diluted share (ex. AOCI)¹	$40.79	$41.73	(2)%
[1] Accumulated other comprehensive income (AOCI)
[2] Includes dilutive potential common shares and assumed conversion of preferred shares
[3] The Hartford defines increases or decreases greater than or equal to 200%, or changes from a net gain to a net loss position, or vice versa, as "NM" or not meaningful.

Net income and core earnings included the following items which totaled $190 million, after tax, in 2012 and $163 million, after tax, in the fourth quarter of 2012:

2012:

•
2012 catastrophe losses of $706 million, before tax ($459 million, after tax), which was approximately $210 million, after tax, or $0.43 per diluted share on a core basis, higher than the company's 2012 catastrophe forecast;

•	Favorable prior year development of $4 million, before tax ($3 million, after tax), or $0.01 per diluted share on a core basis; and

•	A $17 million tax benefit in the fourth quarter, or $0.03 per diluted share on a core basis, associated with retiree prescription drug benefits.

Fourth Quarter 2012:

•
2012 catastrophe losses totaled $335 million, before tax ($218 million, after tax), which was approximately $174 million, after tax, or $0.36 per diluted share on a core basis, higher than the company's fourth quarter 2012 catastrophe forecast;

•	Unfavorable prior year development of $9 million, before tax ($6 million, after tax), or $0.01 per diluted share on a core basis; and

•	A $17 million tax benefit in the fourth quarter, or $0.03 per diluted share on a core basis, associated with retiree prescription drug benefits.

2013 OUTLOOK

The Hartford currently expects 2013 full year core earnings of between $1.375 billion and $1.475 billion, compared with $1.403 billion in 2012.

This outlook is a management estimate based on business, competitive, capital market, catastrophe loads and other assumptions. Key business and market assumptions included in this outlook are set forth in the table below. This outlook is subject to change for many reasons, including unusual or unpredictable items, such as catastrophe losses, tax benefits or charges, prior year development, investment results, and other items. The company has frequently experienced unusual or unpredictable benefits and charges that were not anticipated in previously provided guidance.

2013 OUTLOOK
($ in millions)
	2013 Outlook	2012
Core earnings	$1,375 - $1,475	$1,403
Key business drivers and market assumptions:
P&C Commercial combined ratio, excl. catastrophes and PYD[1]	92.5-95.5	96.6
Consumer Markets combined ratio, excl. catastrophes and PYD[2]	89.5-92.5	90.8
Catastrophe loss ratio	4.8%	7.1%
Group Benefits loss ratio	77.0-80.0	79.5
Group Benefits core earnings	mid-high teens growth	$101
Talcott Resolution core earnings	$260-$280 million decline	$827
Annualized investment yield[3]	4.1%	4.3%
S&P 500 annualized return, incl. dividends	9.0%	15.8%
10 Year Treasury yield	2.10%	1.78%
Yen/$	90.0	86.5

[1] Catastrophe budget of 2.5% included in 2013 outlook; 2012 actual catastrophes were 5.2% of earned premium in P&C Commercial.
[2] Catastrophe budget of 8.6% included in 2013 outlook; 2012 actual catastrophes were 10.5% of earned premium in Consumer Markets.

[3] Yields calculated using annualized net investment income (excluding income related to equity securities, trading) divided by the monthly average invested assets at cost, amortized cost, or adjusted carrying value, as applicable, excluding equity securities, trading, repurchase agreement and dollar roll collateral, and consolidated variable interest entity non-controlling interests.

Investors should consider the risks and uncertainties that may cause the company's actual results to materially differ from the 2013 outlook set forth above, including, but not limited to, those set forth in the discussion of forward looking statements at the end of this release and the risk factors included in the company's quarterly report on Form 10-Q for the quarters ended March 31, 2012, June 30, 2012, and Sept. 30, 2012, and annual report on Form 10-K for the year ended Dec. 31, 2011.

PROPERTY & CASUALTY (CONSOLIDATED)
Highlights:

•	Fourth quarter 2012 core earnings declined 58% to $54 million compared with the prior year quarter due to Storm Sandy

•	2012 P&C core earnings were $714 million, up 156% over 2011

•	Fourth quarter 2012 combined ratio, excluding catastrophes and prior year development, improved to 95.4 from 98.2 in the fourth quarter of 2011

•	2012 combined ratio, excluding catastrophes and prior year development, improved to 94.8 from 95.5 in 2011

•	P&C investment income declined 1% in 2012 compared with 2011 driven by a decrease in new money investment rates due to a decline in market yields and credit spreads

PROPERTY & CASUALTY
($ in millions)	Three Months Ended			For The Years Ended
	December 31, 2012	December 31, 2011	Change	December 31, 2012	December 31, 2011	Change
Written premiums	$2,314	$2,340	(1)%	$9,847	$9,852	—%
Underwriting loss*	$(229)	$(67)	NM	$(189)	$(671)	72%
Investment income	$301	$292	3%	$1,232	$1,248	(1)%
Core earnings	$54	$130	(58)%	$714	$279	156%
Net income	$80	$137	(42)%	$770	$416	85%
Combined ratio	109.2	102.7	(6.5)	101.9	106.8	4.9
Combined ratio, excl. PYD and catastrophes	95.4	98.2	2.8	94.8	95.5	0.7
PYD, before tax	$9	$98	91%	$(4)	$367	NM
Catastrophe losses, before tax	$335	$14	NM	$706	$745	5%

Property & Casualty (Consolidated) includes the financial results of the company's three P&C segments: P&C Commercial, Consumer Markets and P&C Other Operations.

Fourth Quarter 2012 Results

Fourth quarter 2012 Property & Casualty net income was $80 million and core earnings were $54 million, down 42% and 58%, respectively, over the fourth quarter of 2011. The decline was largely driven by higher catastrophe losses, which were partially offset by lower unfavorable prior year development. 2012 accident year catastrophe losses in the fourth quarter of 2012 totaled $335 million, before tax, which was $174 million, after tax, above the company's fourth quarter 2012 catastrophe forecast. Catastrophe losses in the fourth quarter of 2012 were almost entirely due to Storm Sandy. The company incurred gross losses of $370 million from Storm Sandy and net losses of $350 million, after reinsurance. Current accident year catastrophes in the fourth quarter of 2011 were $14 million, before tax. Unfavorable prior year development totaled $9 million, before tax, in the fourth quarter of 2012 compared with an unfavorable $98 million, before tax, in the fourth quarter of 2011.

Excluding catastrophes and prior year development, the P&C combined ratio in the fourth quarter of 2012 was 95.4 compared with 98.2 in the fourth quarter of 2011, reflecting improved underwriting margins in P&C Commercial and Consumer Markets. Underwriting margins improved as a result of lower non-catastrophe property losses and the effect of the company's pricing and underwriting initiatives.

Fourth quarter 2012 written premiums declined 1% over the prior year period, driven by P&C Commercial Markets as efforts to rebalance the portfolio through pricing initiatives continued.

2012 Full Year Results

2012 P&C net income was $770 million and core earnings were $714 million, up 85% and 156%, respectively, over 2011 principally due to a reduction in unfavorable prior year development in 2012 compared with 2011. 2012 accident year catastrophe losses totaled $706 million, before tax ($459 million, after tax), $210 million, after tax, above the company's forecast of 2012 catastrophe losses, compared with 2011 accident year catastrophe losses of $745 million, before tax ($484 million, after tax). Prior year development was favorable by $4 million, before tax, in 2012 compared with unfavorable prior year development of $367 million, before tax, in 2011.

Excluding catastrophes and prior year development, the P&C consolidated combined ratio was 94.8 in 2012 compared with 95.5 in 2011, reflecting improved underwriting margins in P&C Commercial and Consumer Markets. Underwriting margins improved as a result of pricing initiatives and lower non-catastrophe property losses in P&C Commercial and Consumer Markets, and the company's underwriting efforts in P&C Commercial.

Written premiums in 2012 were essentially flat with 2011, reflecting a slight increase in P&C Commercial that was offset by a decline in Consumer Markets.

P&C Commercial
Highlights:

•
Fourth quarter 2012 underwriting losses were $193 million compared with $141 million in the fourth quarter of 2011 driven by higher catastrophes, partially offset by lower unfavorable prior year development

•
Continued pricing and underwriting initiatives and lower unfavorable prior year development resulted in improved P&C Commercial underwriting losses of $182 million in 2012 compared with $279 million in 2011

•	Standard Commercial renewal written price increases rose to 9% in the fourth quarter 2012 compared with 5% in the prior year quarter; 2012 rose to 8% compared with 4% in 2011

•	Renewal written price increases in Middle Market workers’ compensation were 15% and 14% in the fourth quarter 2012 and full year 2012, respectively

P&C COMMERCIAL
($ in millions)	Three Months Ended			For The Years Ended
	December 31, 2012	December 31, 2011	Change	Dec. 31 2012	Dec. 31 2011	Change
Underwriting loss	$(193)	$(141)	(37)%	$(182)	$(279)	35%
Combined ratio	112.3	109.0	(3.3)	102.9	104.6	1.7
Combined ratio, excl. catastrophes and PYD	97.8	101.1	3.3	96.6	97.3	0.7
Written premiums	$1,454	$1,482	(2)%	6,209	6,176	1%

Fourth Quarter 2012 Results

P&C Commercial underwriting loss was $193 million in the fourth quarter of 2012, a 37% deterioration from an underwriting loss of $141 million in the fourth quarter of 2011. The higher underwriting loss was primarily due to fourth quarter 2012 catastrophe losses which were partially offset by lower unfavorable prior year development and favorable non-catastrophe property results compared with the prior year quarter. Current year catastrophe losses were $209 million, before tax, in the fourth quarter of 2012, largely due to Storm Sandy, an increase compared with $15 million, before tax, in the fourth quarter of 2011. Unfavorable prior year development was $18 million, before tax, in the fourth quarter of 2012 compared with unfavorable prior year development of $109 million, before tax, in the fourth quarter of 2011, which were largely associated with the company's 2010 accident year workers' compensation reserves.

The combined ratio, excluding catastrophes and prior year development, improved to 97.8 in the fourth quarter of 2012 compared with 101.1 in the fourth quarter of 2011, reflecting improved underwriting margins in workers' compensation and lower non-catastrophe property losses. The fourth quarter 2012 and fourth quarter 2011 combined ratio included 1.8 points and 5.6 points, respectively, of unfavorable current accident year loss reserve development related to the first nine months of the year, principally for workers' compensation.

P&C Commercial continued to achieve strong renewal written pricing increases in all business lines in the fourth quarter of 2012. Standard Commercial, which is comprised of Small Commercial and Middle Market, renewal written pricing increases averaged 9%, a 4 point increase over the fourth quarter of 2011. Middle Market pricing increased 11%, while Middle Market workers’ compensation pricing increased 15% in the quarter. Policy count retention remained strong in Small Commercial at 83% in the fourth quarter of 2012, flat with the fourth quarter of 2011. Middle Market policy count retention for the fourth quarter of 2012 was 79%, an improvement compared with 77% in the fourth quarter of 2011.

2012 Full Year Results

2012 P&C Commercial underwriting loss totaled $182 million, a 35% improvement compared with 2011 due to lower unfavorable prior year development. Unfavorable prior year development declined from $125 million, before tax, in 2011 to $72 million, before tax, in 2012, principally due to reduced prior year development on workers' compensation reserves for the 2010 and 2011 accident years. Catastrophe losses totaled $325 million, before tax, in 2012, almost equal to 2011's catastrophe losses of $320 million, before tax.

The 2012 P&C Commercial combined ratio, excluding catastrophes and prior year development, improved to 96.6 compared with 97.3 in 2011. The improvement in the combined ratio reflects higher pricing and the related margin expansion in Middle Market and Specialty in 2012 compared with 2011.

2012 written premiums were slightly higher than 2011 at $6.2 billion, as rate increases were largely offset by lower new business written and essentially flat policy count retention, consistent with the company's rate and underwriting strategies during 2012.

P&C Commercial continued to achieve strong renewal written pricing increases in all business lines in 2012. Standard Commercial renewal written pricing increases averaged 8%, a 4 point increase over 2011. Middle Market pricing increased 11%, largely due to a 14% increase in Middle Market workers’ compensation pricing in 2012. Policy count retention remained strong in Small Commercial, at 83% in 2012, flat to 2011, while Middle Market policy count retention for 2012 was down slightly to 77% compared with 78% in 2011.

Consumer Markets
Highlights:

•	2012 new auto and homeowners business premium rose 15% compared with 2011, due to growth in AARP Agency and AARP Direct

•	2012 combined ratio, excluding catastrophes and prior year development, improved to 90.0 in the fourth quarter of 2012 compared with 92.4 in the fourth quarter of 2011.

•	2012 combined ratio, excluding catastrophes and prior year development, improved to 90.8 compared with 91.9 in 2011

•
Auto and homeowners fourth quarter 2012 policy count retention improved 3 points and 4 points, respectively, compared with the fourth quarter of 2011; policy count retention improved 2 points to 85% and 86%, respectively, for the full year in 2012 compared with 2011

Consumer Markets
($ in millions)	Three Months Ended			For The Years Ended
	December 31, 2012	December 31, 2011	Change	December 31, 2012	December 31, 2011	Change
Underwriting gain (loss)	$(21)	$88	NM	$93	$(48)	NM
Combined ratio	102.3	90.5	(11.8)	97.4	101.3	3.9
Combined ratio, excl. catastrophes and PYD	90.0	92.4	2.4	90.8	91.9	1.1
Written premiums	$859	$858	—%	$3,630	$3,675	(1)%

Fourth Quarter 2012 Results

Consumer Markets reported an underwriting loss of $21 million in the fourth quarter of 2012, principally due to catastrophe losses from Storm Sandy, compared with an underwriting gain of $88 million in the fourth quarter of 2011. Fourth quarter 2012 underwriting results included current year catastrophe losses of $126 million, before tax. Favorable prior year development totaled $14 million, before tax, in the fourth quarter of 2012 compared with $17 million, before tax, in the fourth quarter of 2011.

Consumer Markets combined ratio, excluding catastrophes and prior year development, was 90.0 in the fourth quarter of 2012, down from 92.4 in the fourth quarter of 2011. The improvement reflected an approximately 8 point improvement in the homeowners' combined ratio, excluding catastrophes and prior year development, due primarily to earned pricing increases, lower frequency of non-catastrophe weather claims and lower severity. The auto combined ratio, excluding catastrophes and prior year development, improved 1 point driven by earned pricing increases.

Fourth quarter 2012 written premiums were flat compared with the fourth quarter of 2011 while earned premiums declined 1%, as higher new business was offset by the loss of renewal premium despite higher policy count retention compared with the prior year period. New business written premium rose 7% to $107 million due to strong production in AARP Agency. Auto new business premiums were flat while homeowners increased 30%. Fourth quarter 2012 policy count retention for auto and homeowners increased 3 and 4 points to 86% and 88%, respectively, from the fourth quarter of 2011.

2012 Full Year Results

Consumer Markets reported a 2012 underwriting gain of $93 million compared with an underwriting loss of $48 million in 2011 as a result of more favorable prior year development, lower catastrophe losses, and expanded current accident year margins before catastrophes. 2012 underwriting results included current year catastrophe losses of $381 million, before tax, compared with 2011 catastrophe losses of $425 million, before tax. Favorable prior year development totaled $141 million, before tax, in 2012 compared with $75 million, before tax, in 2011, as a result of more favorable prior year development in homeowners' and catastrophes losses.

Consumer Markets combined ratio, excluding catastrophes and prior year development, was 90.8 in 2012, an improvement from 91.9 in 2011. The improvement was driven by the homeowners' combined ratio, excluding catastrophes and prior year development, decreasing from 80.9 in 2011 to 75.4 in 2012, primarily as a result of earned pricing increases and lower frequency of non-catastrophe weather claims. This experience was partially offset by the auto combined ratio, excluding catastrophes and prior year development, rising from 96.9 in 2011 to 97.6 in 2012, largely due to higher physical damage severity trends in 2012.

2012 written premiums were down 1% compared with 2011 and earned premiums declined 3% as the loss of renewal business was not entirely offset by new business. New business written premium rose 15% to $449 million due to strong production in AARP Agency and AARP Direct. Auto new business premiums rose 11% while homeowners increased 29%. Renewal business retention trends improved, as 2012 policy count retention for auto and homeowners each increased 2 points to 85% and 86%, respectively, from 2011.

P&C Other Operations
Highlights:

•	Fourth quarter 2012 underwriting loss was $15 million compared to a loss of $14 million in the fourth quarter of 2011

•	2012 underwriting loss was $100 million compared with a loss of $344 million in 2011

Fourth Quarter 2012 Results

Fourth quarter 2012 underwriting loss was $15 million compared with $14 million in the fourth quarter of 2011. Fourth quarter 2012 results included unfavorable prior year development of approximately $5 million, before tax, while fourth quarter of 2011 included unfavorable prior year development of $6 million, before tax. Loss development in both quarters was primarily driven by environmental reserve strengthening as a result of the quarterly actuarial environmental reserve evaluation.

    2012 Full Year Results

2012 underwriting loss for P&C Other Operations totaled $100 million compared with $344 million in 2011. The principal reason for the improvement in 2012 financial results was lower unfavorable prior year development compared with 2011. Unfavorable prior year development in 2012 totaled $65 million, before tax, compared with 2011 unfavorable prior year development of $317 million, before tax, both periods principally due to unfavorable development on asbestos liabilities. Unfavorable prior year development for asbestos totaled $48 million in 2012 compared with $294 million in 2011.

GROUP BENEFITS
Highlights:

•	Fully insured premiums declined 8% and 7% in the fourth quarter of 2012 and full year 2012, respectively, reflecting competition and the impact of the company's pricing initiatives on persistency

•
Fourth quarter 2012 core earnings were $39 million, up 129% from the fourth quarter of 2011, reflecting improved group long-term disability results that were slightly offset by less favorable group life mortality results compared with the fourth quarter of 2011

•	2012 core earnings were $101 million, up 17% from 2011, as a result of more favorable group long-term disability experience

GROUP BENEFITS
($ in millions)	Three Months Ended			For The Years Ended
	December 31, 2012	December 31, 2011	Change	Dec. 31 2012	Dec. 31 2011	Change
Fully insured premiums¹	$915	$995	(8%)	$3,745	$4,036	(7%)
Loss ratio	77.0%	80.5%	3.5	79.5%	79.5%	—
Core earnings	$39	$17	129%	$101	$86	17%
[1] Fully insured ongoing premiums excludes buyout premiums and premium equivalents

Fourth Quarter 2012 Results

Group Benefits fourth quarter net income rose to $46 million compared with $15 million in the fourth quarter of 2011 due to realized capital gains and improved core earnings. Core earnings in the fourth quarter of 2012 were $39 million, up 129% compared with $17 million in the fourth quarter of 2011, reflecting improved group long-term disability results.

The loss ratio improved to 77.0% compared with 80.5% in the fourth quarter of 2011 due to continued improving group long-term disability claim trends. Long-term disability claims incidence was stable compared with the prior year quarter, but remains elevated when compared to historical levels.

In the fourth quarter of 2012, fully insured premium in Group Benefits were $915 million, down 8% compared with $995 million in the fourth quarter of 2011.

2012 Full Year Results

2012 Group Benefits net income was $129 million, a 40% increase compared with $92 million in 2011. 2012 Group Benefits core earnings were $101 million, up 17% compared with $86 million in 2011, reflecting an improvement in the expense ratio that was partially offset by a reduction in net premiums earned.

The 2012 loss ratio was flat at 79.5% compared with 2011. Group Benefits loss experience in 2012 reflects stable incidence trends during the year, although elevated when compared to historical levels, and a continuation of the slightly improving claim trends in group long-term disability that emerged in mid-2012. Group life claims experience deteriorated modestly compared with 2011 but remained more favorable than group long-term disability.

2012 fully insured premium in Group Benefits declined 7% to $3,745 million compared with 2011 due to lower persistency resulting from the company’s targeted pricing initiatives as well as the competitive market environment.

MUTUAL FUNDS
Highlights:

•	Fourth quarter 2012 Mutual Funds core earnings were $16 million, down 20% from $20 million in the fourth quarter of 2011 due primarily to higher sales related expenses

•	2012 Mutual Funds net income was $71 million, down 28% from 2011, as a result of lower average assets under management

•	Retail net flows improved in 2012 to a negative $2.4 billion from a negative $5.6 billion in 2011, as a result of reduced redemptions

•	Assets under management in retail mutual funds totaled $43.1 billion at Dec. 31, 2012, up 7% from $40.2 billion at Dec. 31, 2011

MUTUAL FUNDS
($ in millions)	Three Months Ended			For The Years Ended
	December 31, 2012	December 31, 2011	Change	Dec. 31 2012	Dec. 31 2011	Change
Core earnings	$16	$20	(20%)	$74	$98	(24%)
Average assets under management	$87,884	$84,170	4%	$86,593	$93,012	(7%)
Assets under management	$87,647	$85,538	2%

Fourth Quarter 2012 Results

Fourth quarter 2012 net income for Mutual Funds totaled $15 million, down 21% compared with $19 million in the fourth quarter of 2011. Mutual Funds fourth quarter 2012 core earnings were $16 million, down 20% compared with $20 million in the fourth quarter of 2011. The reduction in net income and core earnings was principally due to higher sales related expenses compared to the fourth quarter of 2011.

2012 Full Year Results

2012 Mutual Funds net income was $71 million compared with $98 million in 2011. 2012 core earnings were $74 million, down 24% compared with $98 million in 2011. The reduction in net income and core earnings was principally due to lower fee income as a result of a 7% decrease in average assets under management and higher sales related expenses compared with 2011.

Total assets under management were $87.6 billion at Dec. 31, 2012, up 2% compared with $85.5 billion at Dec. 31, 2011, reflecting market appreciation that was largely offset by negative net flows.

TALCOTT RESOLUTION

•	Fourth quarter 2012 core earnings of $211 million were up 7% compared with $197 million in the fourth quarter of 2011 due to lower expenses

•	2012 core earnings of $827 million declined 13% primarily due to the decrease in account values and lower tax benefits compared with 2011

•
Net outflows in the U.S. and International variable annuity blocks of business totaled $11.4 billion and $2.2 billion, respectively in 2012; fourth quarter 2012 net outflows were $2.8 billion and $0.6 billion, respectively

Talcott Resolution
($ in millions)	Three Months Ended			For The Years Ended
	December 31, 2012	December 31, 2011	Change	Dec. 31 2012	Dec. 31 2011	Change
Core earnings	$211	$197	7%	$827	$952	(13%)
Net income	$(148)	$37	NM	$271	$540	(50%)
Account values	228,143	235,310	(3%)
U.S. VA full surrender rate[1]	10.6%	7.5%	3.1%	10.9%	9.3%	1.6%
Japan VA full surrender rate[1]	3.7%	2.8%	0.9%	3.4%	2.6%	0.8%
[1] Full surrender rate represents full contract liquidation; excludes partial withdrawals

Talcott Resolution consists of the company's run-off annuity businesses, including U.S. Annuity, International Annuity and Institutional, and other legacy Wealth Management businesses which are in run-off, such as private placement life insurance (PPLI), or have been sold, such as the company's Individual Life and Retirement Plans businesses.

Fourth Quarter 2012 Results

Talcott Resolution fourth quarter 2012 net loss was $148 million compared with net income of $37 million in the fourth quarter of 2011. Talcott Resolution net income for the fourth quarter of 2012 included a DAC unlock benefit for market performance and assumption changes of $42 million, after tax, compared with a benefit of $5 million, after tax, in the fourth quarter of 2011. In addition, fourth quarter 2012 net income includes restructuring and other costs of $14 million, after tax; there were no restructuring charges in the fourth quarter of 2011.

Fourth quarter 2012 net realized capital losses, after tax and deferred acquisition costs (DAC), were $387 million compared with losses of $165 million in the fourth quarter of 2011, principally as a result of the company's international variable annuity hedging programs due to the weakening of the Japanese yen.

Talcott Resolution fourth quarter 2012 core earnings were $211 million, a 7% increase compared with $197 million in the fourth quarter of 2011 principally due to lower expenses.

During the fourth quarter of 2012, U.S. variable annuity account values declined by 3% to $64.8 billion at Dec. 31, 2012 from $66.7 billion at Sept. 30, 2012 due to net outflows of $2.8 billion during the quarter. International variable annuity account values declined by 4% to $29.5 billion at Dec. 31, 2012 from $30.6 billion at Sept. 30, 2012 due to net outflows of $0.6 billion during the quarter. Annualized full surrender rate increased in the fourth quarter of 2012 to 10.6% on U.S. variable annuities and 3.7% on Japan variable annuities compared with 7.5% and 2.8%, respectively, in the fourth quarter of 2011.

2012 Full Year Results

Talcott Resolution 2012 net income was $271 million compared with net income of $540 million in 2011. Talcott Resolution net income for 2012 included a DAC unlock benefit for market performance and assumption changes of $31 million, after tax, compared with a charge of $473 million, after tax, in 2011 and restructuring and other costs of $44 million, after tax, compared with $0 million, in 2011. 2011 also included a tax benefit of $52 million related to the resolution of a tax matter with the IRS for the computation of dividends received deductions for years 1998, 2000 and 2001.

2012 net income also included net realized capital losses, after tax and DAC, of $543 million compared with gains of $61 million in 2011, principally as a result of losses in the company's international variable annuity hedging programs and impairments and investment losses relating to the sales of the Retirement Plans and Individual Life businesses. 2012 net realized capital losses from annuity hedging programs and assumption changes were $742 million, after tax and DAC, primarily due to the weakening of the Japanese yen and favorable market performance, compared with gains of $155 million, after tax and DAC, in 2011 driven by unfavorable market performance in that period. Total net realized gains on investments not related to hedging were $199 million.

Talcott Resolution 2012 core earnings were $827 million, down 13% compared with $952 million in 2011 due to lower account values, lower tax benefits compared with 2011 and an $18 million, after tax, 2011 premium deficiency reserve release on the Japan annuity block.

Account values for Talcott Resolution totaled $228.1 billion at Dec. 31, 2012, down 3% from $235.3 billion at Dec. 31, 2011, reflecting $11.4 billion of net outflows over the past twelve months in the U.S. variable annuity block, largely offset by the impact of higher capital market levels. During 2012, U.S. variable annuity account values declined by 6% to $64.8 billion at Dec. 31, 2012 from $68.8 billion at Dec. 31, 2011. The annualized full surrender rate on U.S. variable annuities rose to 10.9% in 2012 compared with 9.3% in 2011. International variable annuity account values declined 5% to $29.5 billion at Dec. 31, 2012 from $31.2 billion at Dec. 31, 2011 due to net outflows of $2.2 billion. The annualized full surrender rate on Japan variable annuities also rose during the year from 2.6% in 2011 to 3.4% in 2012.

CORPORATE

Fourth Quarter 2012 Results

Net loss in Corporate totaled $39 million in the fourth quarter of 2012 compared with a net loss of $90 million in the fourth quarter of 2011. Restructuring and other costs totaled $43 million, after tax, in the fourth quarter of 2012 compared with $7 million in the fourth quarter of 2011.

Core losses in Corporate were $55 million in the fourth quarter of 2012, a 13% decrease from core losses of $63 million in the fourth quarter of 2011 due to higher investment income and lower interest expense as a result of the second quarter 2012 debt refinancing. Interest expenses totaled $109 million, before tax, in the quarter, a decrease of 12% from $124 million in the fourth quarter of 2011.

2012 Full Year Results

2012 net loss in Corporate totaled $891 million, versus a net loss of $434 million in 2011. 2012 results included $587 million of losses due to the extinguishment of debt and $78 million of restructuring and other costs, for a total of $665 million, after tax, compared with restructuring and other costs of $16 million, after tax, in 2011.

2012 core losses in Corporate of $313 million increased slightly compared with core losses of $299 million in 2011 due to lower fee income and higher operating costs in Woodbury Financial, which was sold in November 2012. Interest expenses totaled $457 million, before tax, in 2012, a decrease of 10% from 2011 due principally to the second quarter 2012 debt refinancing.

INVESTMENTS
Highlights:

•	Fourth quarter 2012 annualized investment yield of 4.3% compared with 4.0% in the fourth quarter of 2011

•	2012 annualized investment yield of 4.3% compared with 4.4% in 2011

•
Excluding limited partnerships and other alternative investments, fourth quarter 2012 annualized investment yields were 4.2% compared to 4.1% in the fourth quarter of 2011 and 4.3% for the full year 2012 compared to 4.2% in 2011

•	Fourth quarter 2012 net impairment losses, which are not included in core earnings, were $172 million compared with $35 million in 2011 and included intent-to-sell impairments of $177 million

INVESTMENTS
($ in millions)	Three Months Ended			For The Years Ended
Amounts presented before tax	December 31, 2012	December 31, 2011	Change	Dec. 31 2012	Dec. 31 2011	Change
Net investment income, excluding trading securities	$1,040	$998	4%	$4,237	$4,272	(1%)
Intent-to-sell impairments related to sales of Retirement Plans and Individual Life businesses	$(177)	$—	NM	$(177)	$—	NM
Net impairment gains (losses) including mortgage loan loss reserves[1]	$5	$(35)	NM	$(158)	$(150)	(5)%
Annualized investment yield[2]	4.3%	4.0%	0.3	4.3%	4.4%	(0.1)
Annualized investment yield, excluding limited partnerships and other alternative investments	4.2%	4.1%	0.1	4.3%	4.2%	0.1
[1] Excludes intent-to-sell impairments
[2] Yields calculated using annualized net investment income (excluding income related to equity securities, trading) divided by the monthly average invested assets at cost, amortized cost, or adjusted carrying value, as applicable, excluding equity securities, trading, repurchase agreement and dollar roll collateral, and consolidated variable interest entity non-controlling interests.

Fourth Quarter 2012 Results

Fourth quarter 2012 net investment income, excluding trading securities associated with the company's runoff Japan variable annuity block, was $1.0 billion, before tax, a 4% increase compared with the fourth quarter of 2011 due to higher returns on limited partnerships and other alternative investments. Annualized investment yield, before tax, was 4.3% in the fourth quarter of 2012 compared with 4.0% in the fourth quarter of 2011 due to higher returns on limited partnerships and other alternative investments. Annualized returns on limited partnerships and other alternative investments were approximately 6.0% in the fourth quarter of 2012, compared with 0% in the fourth quarter of 2011.

Annualized investment yield, excluding limited partnerships and other alternative investments, was up slightly to 4.2% in the fourth quarter of 2012 compared to 4.1% in the fourth quarter of 2011 due to modest duration extension of the portfolio and a slight increase in higher yielding asset classes in the company's general account offset by reinvestment at lower interest rates.

Total impairment losses for the fourth quarter 2012 include intent-to-sell impairments of $177 million, before tax, related to the sales of the Retirement Plans and Individual Life businesses. Net impairment losses and changes to the mortgage loan loss reserves, excluding the intent-to-sell impairments, resulted in a net gain of $5 million, before tax, compared with net losses of $35 million, before tax, in the fourth quarter of 2011. The fourth quarter 2012 net impairment losses and changes to the mortgage loan loss reserve were driven by improvement in the underlying valuation and performance of the collateral of a commercial mortgage loan.

2012 Full Year Results

2012 net investment income, excluding trading securities associated with the company's runoff Japan variable annuity block, declined 1% to $4.2 billion, before tax, in 2012 compared with 2011, primarily due to lower returns on limited partnerships and other alternative investments. Annualized investment yield, before tax, was 4.3% in 2012 compared with 4.4% in 2011 due to lower returns on limited partnerships and other alternative investments as well as continued low reinvestment rates. Annualized returns on limited partnerships and other alternative investments were approximately 7.1% in 2012 compared with 12.0% in 2011.

2012 annualized investment yield, excluding limited partnerships and other alternative investments, was 4.3% in 2012 compared with 4.2% in 2011, resulting from modest duration extension of the portfolio and a slight increase in higher yielding asset classes in the company's general account partially offset by reinvestment at lower interest rates.

The Company recorded impairment losses of $335 million, before tax and DAC, including $177 million of intent-to-sell impairments related to the sales of the Retirement Plans and Individual Life businesses. 2012 net impairment losses and changes to the mortgage loan loss reserves, excluding the intent-to-sell impairments, were $158 million, before tax, slightly higher than impairment losses of $150 million, before tax, in 2011.

Total invested assets, excluding trading securities, were $105.3 billion as of Dec. 31, 2012 compared with $104.4 billion at Dec. 31, 2011

STOCKHOLDERS’ EQUITY

The Hartford’s stockholders’ equity was $22.8 billion on December 31,
2012, a 6% increase over stockholders’ equity of $21.5 billion on December 31,
2011, reflecting 2012 net income of $350 million, share and warrant share repurchases totaling $449 million, common and preferred dividends of $217 million as well as an increase in AOCI from $1.3 billion at December 31,
2011 to $2.8 billion at December 31,
2012.

Book value per diluted common share, which includes the dilutive effect of the company’s common stock warrants and mandatory convertible preferred stock, was $46.59 at December 31,
2012, an increase of 5% compared with $44.31 at December 31,
2011. Excluding AOCI, book value per diluted common share* declined 2% to $40.79 on December 31,
2012, compared with $41.73 on December 31,
2011.

CONFERENCE CALL

The Hartford will discuss its fourth quarter and full year 2012 financial results in a conference call on Tuesday, Feb. 5, 2013 at 9 a.m. EST. The call, along with a slide presentation, can be accessed live or as a replay through the investor relations section of The Hartford's website at http://ir.thehartford.com. The slide presentation will be posted on The Hartford’s website at approximately 8:30 a.m. EST on Feb. 5, 2013.

More detailed financial information can be found in The Hartford's Investor Financial Supplement for Dec. 31, 2012 which is available at http://thehartford.com.

ABOUT THE HARTFORD
With more than 200 years of expertise, The Hartford (NYSE:HIG) is a leader in property and casualty insurance, group benefits and mutual funds. The company is widely recognized for its excellence, sustainability practices, trust and integrity. More information on the company and its financial performance is available at www.thehartford.com.

HIG-F

Media Contact                    Investor Contact
Shannon Lapierre                    Sabra Purtill, CFA
860-547-5624                        860-547-8691
shannon.lapierre@thehartford.com            sabra.purtill@thehartford.com

Thomas Hambrick                    Sean Rourke
860-547-9746                        860-547-5688
thomas.hambrick@thehartford.com            sean.rourke@thehartford.com

THE HARTFORD FINANCIAL SERVICES GROUP, INC.
CONSOLIDATING INCOME STATEMENTS
($ in millions)
Three Months Ended Dec. 31, 2012
	Property & Casualty	Group Benefits	Mutual Funds	Talcott Resolution	Corporate	Consolidated
Earned premiums	$2,479	$915	$—	$(6)	$—	$3,388
Fee income	—	16	152	873	25	1,066
Net investment income (loss)
Securities available-for-sale and other	301	101	(1)	613	26	1,040
Equity securities held for trading [1]	—	—	—	2,676	—	2,676
Total net investment income (loss)	301	101	(1)	3,289	26	3,716
Other revenues	73	—	—	—	1	74
Net realized capital gains (losses)	40	9	—	(642)	84	(509)
Total revenues	2,893	1,041	151	3,514	136	7,735
Benefits, losses, and loss adjustment expenses	2,004	717	—	599	—	3,320
Benefits, losses, and loss adjustment expenses – returns credited on International variable annuities [1]	—	—	—	2,676	—	2,676
Amortization of deferred policy acquisition costs	317	8	9	213	—	547
Insurance operating costs and other expenses	493	256	118	337	48	1,252
Interest expense	—	—	—	—	109	109
Restructuring and other costs	—	—	1	21	67	89
Total benefits and expenses	2,814	981	128	3,846	224	7,993
Income (loss) from continuing operations before income taxes	79	60	23	(332)	(88)	(258)
Income tax expense (benefit)	(2)	14	8	(184)	(49)	(213)
Income (loss) from continuing operations	81	46	15	(148)	(39)	(45)
Add: Loss from discontinued operations, after tax	(1)	—	—	—	—	(1)
Net income (loss)	80	46	15	(148)	(39)	(46)
Less: DAC unlock impact on net income (loss), after tax	—	—	—	42	—	42
Less: Restructuring and other costs, after tax	—	—	(1)	(14)	(43)	(58)
Less: Income (loss) from discontinued operations, after tax	(1)	—	—	—	—	(1)
Less: Net realized gains (losses), after tax and DAC, excluded from core earnings	27	7	—	(387)	59	(294)
Core earnings (losses)	$54	$39	$16	$211	$(55)	$265
[1] Includes dividend income and mark-to-market effects of trading securities supporting the international variable annuity business, which are classified in net investment income with corresponding amounts credited to policyholders within interest credited

THE HARTFORD FINANCIAL SERVICES GROUP, INC.
CONSOLIDATING INCOME STATEMENTS
($ in millions)
Three Months Ended Dec. 31, 2011
	Property & Casualty	Group Benefits	Mutual Funds	Talcott Resolution	Corporate	Consolidated
Earned premiums	$2,481	$995	$—	$30	$—	$3,506
Fee income	—	16	143	923	48	1,130
Net investment income (loss)
Securities available-for-sale and other	292	99	(1)	615	(7)	998
Equity securities held for trading [1]	—	—	—	325	—	325
Total net investment income (loss)	292	99	(1)	940	(7)	1,323
Other revenues	65	—	—	—	—	65
Net realized capital gains (losses)	15	(5)	—	(356)	(40)	(386)
Total revenues	2,853	1,105	142	1,537	1	5,638
Benefits, losses, and loss adjustment expenses	1,888	814	—	762	1	3,465
Benefits, losses, and loss adjustment expenses – returns credited on International variable annuities [1]	—	—	—	324	—	324
Amortization of deferred policy acquisition costs	313	8	11	65	—	397
Insurance operating costs and other expenses	441	270	100	386	9	1,206
Interest expense	—	—	—	—	124	124
Goodwill impairment	30	—	—	—	—	30
Restructuring and other costs	—	—	—	—	11	11
Total benefits and expenses	2,672	1,092	111	1,537	145	5,557
Income (loss) from continuing operations before income taxes	181	13	31	—	(144)	81
Income tax expense (benefit)	39	(2)	12	(37)	(48)	(36)
Income (loss) from continuing operations	142	15	19	37	(96)	117
Add: Income (loss) from discontinued operations, after tax	(5)	—	—	—	6	1
Net income (loss)	137	15	19	37	(90)	118
Less: DAC unlock impact on net income (loss), after tax	—	—	—	5	—	5
Less: Restructuring and other costs, after tax	—	—	—	—	(7)	(7)
Less: Income (loss) from discontinued operations, after tax	(5)	—	—	—	6	1
Less: Net realized gains (losses), after tax and DAC, excluded from core earnings	12	(2)	(1)	(165)	(26)	(182)
Core earnings (losses)	$130	$17	$20	$197	$(63)	$301

THE HARTFORD FINANCIAL SERVICES GROUP, INC.
CONSOLIDATING INCOME STATEMENTS
($ in millions)
Twelve Months Ended Dec. 31, 2012
	Property & Casualty	Group Benefits	Mutual Funds	Talcott Resolution	Corporate	Consolidated
Earned premiums	$9,893	$3,748	$—	$(10)	$—	$13,631
Fee income	—	62	599	3,604	167	4,432
Net investment income (loss)
Securities available-for-sale and other	1,232	405	(3)	2,572	31	4,237
Equity securities held for trading [1]	—	—	—	4,565	—	4,565
Total net investment income (loss)	1,232	405	(3)	7,137	31	8,802
Other revenues	257	—	—	—	1	258
Net realized capital gains (losses)	96	40	—	(972)	125	(711)
Total revenues	11,478	4,255	596	9,759	324	26,412
Benefits, losses, and loss adjustment expenses	7,270	3,029	—	2,951	—	13,250
Benefits, losses, and loss adjustment expenses – returns credited on International variable annuities [1]	—	—	—	4,564	—	4,564
Amortization of deferred policy acquisition costs	1,259	33	35	661	—	1,988
Insurance operating costs and other expenses	1,930	1,032	449	1,383	244	5,038
Loss on extinguishment of debt	—	—	—	—	910	910
Interest expense	—	—	—	—	457	457
Restructuring and other costs	6	1	3	68	121	199
Total benefits and expenses	10,465	4,095	487	9,627	1,732	26,406
Income (loss) from continuing operations before income taxes	1,013	160	109	132	(1,408)	6
Income tax expense (benefit)	238	31	38	(139)	(517)	(349)
Income (loss) from continuing operations	775	129	71	271	(891)	355
Add: Loss from discontinued operations, after tax	(5)	—	—	—	—	(5)
Net income (loss)	770	129	71	271	(891)	350
Less: DAC unlock impact on net income (loss) after tax	—	—	—	31	—	31
Less: Restructuring and other costs, after tax	(4)	—	(3)	(44)	(78)	(129)
Less: Income (loss) from discontinued operations, after tax	(5)	—	—	—	—	(5)
Less: Loss on extinguishment of debt, after tax	—	—	—	—	(587)	(587)
Less: Net realized gains (losses), after tax and DAC, excluded from core earnings	65	28	—	(543)	87	(363)
Core earnings (losses)	$714	$101	$74	$827	$(313)	$1,403

THE HARTFORD FINANCIAL SERVICES GROUP, INC.
CONSOLIDATING INCOME STATEMENTS
($ in millions)
Twelve Months Ended Dec. 31, 2011
	Property & Casualty	Group Benefits	Mutual Funds	Talcott Resolution	Corporate	Consolidated
Earned premiums	$9,874	$4,085	$—	$129	$—	$14,088
Fee income	—	62	649	3,830	209	4,750
Net investment income (loss)
Securities available-for-sale and other	1,248	411	(3)	2,593	23	4,272
Equity securities held for trading [1]	—	—	—	(1,359)	—	(1,359)
Total net investment income (loss)	1,248	411	(3)	1,234	23	2,913
Other revenues	253	—	—	—	—	253
Net realized capital gains (losses)	(62)	(3)	1	15	(96)	(145)
Total revenues	11,313	4,555	647	5,208	136	21,859
Benefits, losses, and loss adjustment expenses	7,787	3,306	—	3,535	(3)	14,625
Benefits, losses, and loss adjustment expenses – returns credited on International variable annuities [1]	—	—	—	(1,359)	—	(1,359)
Amortization of deferred policy acquisition costs	1,254	35	47	1,108	—	2,444
Insurance operating costs and other expenses	2,035	1,121	448	1,504	177	5,285
Loss on extinguishment of debt	—	—	—	—	—	—
Interest expense	—	—	—	—	508	508
Goodwill impairment	30	—	—	—	—	30
Restructuring and other costs	—	—	—	—	25	25
Total benefits and expenses	11,106	4,462	495	4,788	707	21,558
Income (loss) from continuing operations before income taxes	207	93	152	420	(571)	301
Income tax expense (benefit)	(59)	1	54	(120)	(201)	(325)
Income (loss) from continuing operations	266	92	98	540	(370)	626
Add: Income (loss) from discontinued operations, after tax	150	—	—	—	(64)	86
Net income (loss)	416	92	98	540	(434)	712
Less: DAC unlock impact on net income (loss) after tax	—	—	—	(473)	—	(473)
Less: Restructuring and other costs, after tax	—	—	—	—	(16)	(16)
Less: Income (loss) from discontinued operations, after tax	150	—	—	—	(64)	86
Less: Loss on extinguishment of debt, after tax	—	—	—	—	—	—
Less: Net realized gains (losses), after tax and DAC, excluded from core earnings	(13)	6	—	61	(55)	(1)
Core earnings (losses)	$279	$86	$98	$952	$(299)	$1,116

THE HARTFORD FINANCIAL SERVICES GROUP, INC.
RESULTS BY SEGMENT
($ in millions, except per share data)

	Three Months Ended			For The Years Ended
	December 31, 2012	December 31, 2011	Change	December 31, 2012	December 31, 2011	Change
Property & Casualty Commercial	26	29	(10)%	511	389	31%
Consumer Markets	11	85	(87)%	159	9	NM
P&C Other Operations	17	16	6%	44	(119)	NM
Total P&C core earnings (losses)	54	130	(58)%	714	279	156%
Group Benefits core earnings	39	17	129%	101	86	17%
Mutual Funds core earnings	16	20	(20)%	74	98	(24)%
Talcott Resolution core earnings	211	197	7%	827	952	(13)%
Corporate core losses	(55)	(63)	(13)%	(313)	(299)	5%
CONSOLIDATED	265	301	(12)%	1,403	1,116	26%
Core earnings
Add: DAC unlock impact on net income (loss) after tax	42	5	NM	31	(473)	NM
Add: Restructuring and other costs, after tax	(58)	(7)	NM	(129)	(16)	NM
Add: Income (loss) from discontinued operations after tax	(1)	1	NM	(5)	86	NM
Add: Loss on extinguishment of debt, after tax	—	—	—%	(587)	—	—%
Add: Net realized capital gains (losses), after tax and DAC, excluded from core earnings [1]	(294)	(182)	62%	(363)	(1)	NM
Net income (loss)	(46)	118	NM	350	712	(51)%
PER SHARE DATA
Diluted earnings (losses) per common share
Core earnings available to common shareholders and assumed conversion of preferred shares	$0.54	$0.61	(11)%	$2.88	$2.24	29%
Less: Difference arising from shares used for the denominator between net loss and core earnings	0.01	—	—%	—	—	—%
Add: DAC unlock impact on net income (loss) after tax	0.09	0.01	NM	0.07	(0.99)	NM
Add: Restructuring and other costs, after tax	(0.12)	(0.01)	NM	(0.28)	(0.03)	NM
Add: Income (loss) from discontinued operations	—	—	—%	(0.01)	0.18	NM
Add: Loss on extinguishment of debt, after tax	—	—	—%	(1.26)	—	—%
Add: Net realized capital gains (losses), after tax and DAC, excluded from core earnings [1]	(0.63)	(0.39)	62%	(0.78)	(0.01)	NM
Less: Assumed conversion of preferred dividends	—	(0.01)	(100)%	(0.04)	(0.01)	NM
Net income (loss) available to common shareholders	(0.13)	0.23	NM	0.66	1.40	(53)%
Talcott Resolution DAC unlock impact on net income (loss)	42	5	NM	31	(473)	NM
[1] NM: The Hartford defines increases or decreases greater than or equal to 200% or changes from a net gain to a net loss position, or vice versa, as “NM” or “not meaningful.”

DISCUSSION OF NON-GAAP FINANCIAL MEASURES
The Hartford uses non-GAAP financial measures in this press release to assist investors in analyzing the company's operating performance for the periods presented herein. Because The Hartford's calculation of these measures may differ from similar measures used by other companies, investors should be careful when comparing The Hartford's non-GAAP financial measures to those of other companies. Definitions and calculations of other financial measures used in this press release can be found below and in The Hartford's Investor Financial Supplement for the fourth quarter of 2012, which is available on The Hartford's website, http://ir.thehartford.com.

Book value per diluted common share excluding accumulated other comprehensive income ("AOCI”): Book value per diluted common share excluding AOCI is a non-GAAP financial measure based on a GAAP financial measure. It is calculated by dividing (a) common stockholders' equity excluding AOCI, after tax, by (b) common shares outstanding and dilutive potential common shares. The Hartford provides book value per diluted common share excluding AOCI to enable investors to analyze the company’s stockholders’ equity excluding the effect of changes in the value of the company’s investment portfolio and other assets due to interest rates, currency and other factors. The Hartford believes book value per diluted common share excluding AOCI is useful to investors because it eliminates the effect of items that can fluctuate significantly from period to period, primarily based on changes in market value. Stockholders’ equity per diluted common share is the most directly comparable GAAP measure. A reconciliation of stockholders’ equity per diluted common share to book value per diluted common share excluding AOCI as of December 31,
2012 and December 31,
2011, is set forth below.

	As of
	December 31, 2012	December 31, 2011	Change
Stockholders’ equity per diluted common share, including AOCI	$46.59	$44.31	5%
Less: Per share impact of AOCI	5.80	2.58	125%
Book value per diluted common share, excluding AOCI	$40.79	$41.73	(2)%

Combined ratio before catastrophes and prior year development: Combined ratio before catastrophes and prior year development is a non-GAAP financial measure. Combined ratio is the most directly comparable GAAP measure. The combined ratio is the sum of the loss and loss adjustment expense ratio, the expense ratio and the policyholder dividend ratio. This ratio measures the cost of losses and expenses for every $100 of earned premiums. A combined ratio below 100% demonstrates a positive underwriting result. A combined ratio above 100% indicates a negative underwriting result*. The combined ratio before catastrophes and prior year development represents the combined ratio for the current accident year, excluding the impact of catastrophes and prior year development. The company believes this ratio is an important measure of the trend in profitability since it removes the impact of volatile and unpredictable catastrophe losses and prior accident year loss and loss adjustment expense reserve. A reconciliation of the combined ratio to the combined ratio before catastrophes and prior year development is provided in the table below.

	Three Months Ended		For The Years Ended
	December 31, 2012	December 31, 2011	December 31, 2012	December 31, 2011
P&C Commercial
Combined ratio	112.3	109.0	102.9	104.6
Catastrophe ratio	13.4	1.3	4.6	5.4
Non-catastrophe prior year development	1.1	6.7	1.7	1.8
Combined ratio before PYD & catastrophes	97.8	101.1	96.6	97.3

Consumer Markets
Combined ratio	102.3	90.5	97.4	101.3
Catastrophe ratio	13.8	(0.4)	9.7	12.0
Non-catastrophe prior year development	(1.5)	(1.5)	(3.1)	(2.7)
Combined ratio before PYD & catastrophes	90.0	92.4	90.8	91.9

Core Earnings: The Hartford uses the non-GAAP financial measure core earnings as an important measure of the Company's operating performance. The Hartford believes that core earnings provides investors with a measure of the performance of the company's operating insurance and financial services businesses before the net effect of certain realized capital gains and losses, discontinued operations, DAC unlock, restructuring and other expenses and loss from the extinguishment of debt, which better enables investors to see fundamental trends in the operating businesses. In the fourth quarter of 2012, the company changed the definition of core earnings to also exclude  additional items that may obscure trends in our businesses, including  restructuring charges and the impact of Unlocks to deferred policy acquisition costs (“DAC”), sales inducement assets ("SIA"), unearned revenue reserve ("URR") and death and other insurance benefit reserve balances. Some realized capital gains and losses are primarily driven by investment decisions and external economic developments, the nature and timing of which are unrelated to the insurance and underwriting aspects of our business.

Accordingly, core earnings excludes the effect of all realized gains and losses (after tax and the effects of DAC) that tend to be highly variable from period to period based on capital market conditions. The Hartford believes, however, that some realized capital gains and losses are integrally related to our insurance operations, so core earnings includes net realized gains and losses such as net periodic settlements on credit derivatives and net periodic settlements on the Japan fixed annuity cross-currency swap. These net realized gains and losses are directly related to an offsetting item included in the income statement such as net investment income. Net income is the most directly comparable GAAP measure. Core earnings should not be considered as a substitute for net income and does not reflect the overall profitability of the Company's business. Therefore, The Hartford believes that it is useful for investors to evaluate both net income and core earnings when reviewing the company's performance. A reconciliation of core earnings to net income as of December 31,
2012 and December 31,
2011, is included in this press release. A reconciliation of core earnings to net income for individual reporting segments can be found in The Hartford's Investor Financial Supplement for the fourth quarter of 2012.

Core earnings available to shareholders per diluted share: Core earnings available to common shareholders per diluted share is calculated based on the non-GAAP financial measure core earnings. It is calculated by dividing (a) core earnings, by (b) diluted shares outstanding. The Hartford believes that the measure core earnings per diluted share provides investors with a valuable measure of the company's operating performance for the same reasons applicable to its underlying measure, core earnings. Net income per diluted common share is the most directly comparable GAAP measure. Core earnings available to shareholders per diluted share should not be considered as a substitute for net income per diluted share and does not reflect the overall profitability of the company's business.

Therefore, The Hartford believes that it is useful for investors to evaluate both net income per diluted share and core earnings available to shareholders per share when reviewing the company's performance. A reconciliation of core earnings available to common shareholders per diluted share to net income per diluted common share as of December 31,
2012 and December 31,
2011 is included in this press release under the heading “The Hartford Financial Services Group, Inc. Results By Segment.”

Underwriting gain (loss): The Hartford's management evaluates profitability of the P&C Commercial and Consumer Markets segments primarily on the basis of underwriting gain or loss. Underwriting gain (loss) is a before-tax measure that represents earned premiums less incurred losses, loss adjustment expenses and underwriting expenses. Net income (loss) is the most directly comparable GAAP measure. Underwriting gain (loss) is influenced significantly by earned premium growth and the adequacy of The Hartford's pricing. Underwriting profitability over time is also greatly influenced by The Hartford's underwriting discipline, as management strives to manage exposure to loss through favorable risk selection and diversification, effective management of claims, use of reinsurance and its ability to manage its expenses. The Hartford believes that the measure underwriting gain (loss) provides investors with a valuable measure of profitability, before tax, derived from underwriting activities, which are managed separately from the company's investing activities. A reconciliation of underwriting results to net income as of December 31,
2012 and December 31,
2011, is set forth below.

	Three Months Ended		For The Years Ended
	December 31, 2012	December 31, 2011	December 31, 2012	December 31, 2011
P&C Commercial
Net income	$45	$32	$547	$526
Less: Income (loss) from discontinued operations, after tax	(1)	(5)	(5)	150
Less: Net realized capital gains (losses)	30	11	67	(50)
Add: Income tax expense	(9)	(13)	159	37
Less: Net servicing income	4	7	17	13
Less: Goodwill impairment	—	(30)	—	(30)
Less: Other expenses	(32)	(35)	(115)	(151)
Less: Net investment income	228	212	924	910
Underwriting gain (loss)	$(193)	$(141)	$(182)	$(279)

Consumer Markets
Net income	$14	$87	$166	$7
Less: Net realized capital gains (losses)	5	1	12	(11)
Add: Income tax expense	1	41	65	(22)
Less: Net servicing income	11	6	23	19
Less: Other expenses	(17)	(9)	(56)	(162)
Less: Net investment income	37	42	159	187
Underwriting gain (loss)	$(21)	$88	$93	$(48)

SAFE HARBOR STATEMENT
Some of the statements in this release should be considered forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995. Forward-looking statements can be identified by words such as “anticipates,” “intends,” “plans,” “seeks,” “believes,” “estimates,” “expects,” “projects” and similar references to the future. Examples of forward-looking statements include, but are not limited to, statements the company makes regarding future results of operations. The Hartford cautions investors that these forward-looking statements are not guarantees of future performance, and actual results may differ materially. Investors should consider the important risks and uncertainties that may cause actual results to differ. These important risks and uncertainties include: challenges related to the company's current operating environment, including continuing uncertainty about the strength and speed of the recovery in the United States and other key economies and the impact of governmental stimulus and austerity initiatives, sovereign credit concerns, a sustained low interest rate environment, higher tax rates and other potentially adverse developments on financial, commodity and credit markets and consumer and business spending and investment and the effect of these events on our returns in investment portfolios and our hedging costs associated with our variable annuities business; the risks, challenges and uncertainties associated with our strategic realignment to focus on our property and casualty, group benefits and mutual fund businesses, place our Individual Annuity business into run-off and sell the Individual Life, Woodbury Financial Services and the Retirement Plans businesses, including potential constraints on our ability to deploy capital as and when planned; execution risk related to the continued repositioning of our investment portfolios and refinement of our hedge program for our run-off annuity block; market risks associated with our business, including changes in interest rates, credit spreads, equity prices, market volatility and foreign exchange rates, and implied volatility levels, as well as continuing uncertainty in key sectors such as the global real estate market; the possibility of unfavorable loss development including with respect to long-tailed exposures; the possibility of a pandemic, earthquake, or other natural or man-made disaster that may adversely affect our businesses; weather and other natural physical events, including the severity and frequency of storms, hail, winter storms, hurricanes and tropical storms, as well as climate change and its potential impact on weather patterns; risk associated with the use analytical models in making decisions in key areas such as underwriting, capital, reserving, and catastrophe risk management; the uncertain effects of emerging claim and coverage issues; the Company's ability to effectively price its property and casualty policies, including its ability to obtain regulatory consents to pricing actions or to non-renewal or withdrawal of certain product lines; the impact on our statutory capital of various factors, including many that are outside the Company's control, which can in turn affect our credit and financial strength ratings, cost of capital, regulatory compliance and other aspects of our business and results; risks to our business, financial position, prospects and results associated with negative rating actions or downgrades in the Company's financial strength and credit ratings or negative rating actions or downgrades relating to our investments; the impact on our investment portfolio if our investment portfolio is concentrated in any particular segment of the economy; volatility in our earnings and potential material changes to our results resulting from our adjustment of our risk management program to emphasize protection of economic value; the potential for differing interpretations of the methodologies, estimations and assumptions that underlie the valuation of the Company's financial instruments that could result in changes to investment valuations; the subjective determinations that underlie the Company's evaluation of other-than-temporary impairments on available-for-sale securities; losses due to nonperformance or defaults by others; the potential for further acceleration of deferred policy acquisition cost amortization; the potential for further impairments of our goodwill or the potential for changes in valuation allowances against deferred tax assets; the possible occurrence of terrorist attacks and the Company's ability to contain its exposure, including the effect of the absence or insufficiency of applicable terrorism legislation on coverage; the difficulty in predicting the Company's potential exposure for asbestos and environmental claims; the response of reinsurance companies under reinsurance contracts and the availability, pricing and adequacy of reinsurance to protect the Company against losses; actions by our competitors, many of which are larger or have greater financial resources than we do; the Company's ability to distribute its products through distribution channels, both current and future; the cost and other effects of increased regulation as a result of the enactment of the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010, which, among other effects, vests a Financial Services Oversight Council with the power to designate “systemically important” institutions, will require central clearing of, and/or impose new margin and capital requirements on, derivatives transactions, and created a new “Federal Insurance Office” within the U.S. Department of the Treasury; unfavorable judicial or legislative developments; the potential effect of other domestic and foreign regulatory developments, including those that could adversely impact the demand for the Company's products, operating costs and required capital levels; regulatory limitations on the ability of the Company and certain of its subsidiaries to declare and pay dividends; the Company's ability to maintain the availability of its systems and safeguard the security of its data in the event of a disaster, cyber or other information security incident or other unanticipated event; the risk that our framework for managing operational risks may not be effective in mitigating material risk and loss to the Company; the potential for difficulties arising from outsourcing relationships; the impact of changes in federal or state tax laws; regulatory requirements that could delay, deter or prevent a takeover attempt that shareholders might consider in their best interests; the impact of potential changes in accounting principles and related financial reporting requirements; the Company's ability to protect its intellectual property and defend against claims of infringement; and other factors described in such forward-looking statements and other factors described in The Hartford's 2011 Annual Report on Form 10-K, Quarterly Reports on Form 10-Q for the quarters ended March 31, 2012, June 30, 2012 and Sept. 30, 2012, and other filings The Hartford makes with the Securities and Exchange Commission.
Any forward-looking statement made by the company in this release speaks only as of the date of this release. Factors or events that could cause the company's actual results to differ may emerge from time to time, and it is not possible for the company to predict all of them. The company undertakes no obligation to publicly update any forward-looking statement, whether as a result of new information, future developments or otherwise.